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                                                                      EXHIBIT 12


                     THE BERKLEY FAMILY LIMITED PARTNERSHIP
                                165 Mason Street
                               Greenwich, CT 06830



December 9, 2000

Mr. William R. Berkley
165 Mason Street
Greenwich, CT  06830

Re:      Purchase of Stock of Strategic Distribution, Inc. ("SDI")
         ---------------------------------------------------------

Dear Mr. Berkley:

Pursuant to this letter agreement, The Berkley Family Limited Partnership, a limited partnership formed and existing under the laws of the State of Connecticut (the "BFLP"), is purchasing from William R. Berkley, an individual with an address at 165 Mason Street, Greenwich, CT 06830 ("Berkley"), Three Hundred Forty-Three Thousand Four Hundred Ten (343,410) shares (the "Purchased Shares") of the Common Stock of Strategic Distribution, Inc., a corporation organized and existing under the laws of the State of Delaware ("SDI").

In consideration of the foregoing, the parties hereby agree as follows:

1. Purchase Price. BFLP is purchasing the Purchased Shares for a price of $0.50 per share, or $171,705.00 in the aggregate (the "Purchase Price"). Simultaneously with the execution of this letter agreement, the BFLP is delivering to Berkley the Purchase Price. Simultaneously with the execution of this letter agreement, Berkley is delivering to the BFLP a stock certificate representing the Purchased Shares, together with a stock power, executed by Berkley, duly transferring the Purchased Shares to the BFLP.

2. In connection with the sale of the Purchased Shares to the BFLP, Berkley hereby agrees as follows:

     (a) Berkley is transferring to the BFLP, as of December 9, 2000, all of his right, title and interest in and to the Purchased Shares; and

     (b) Berkley owns the Purchased Shares beneficially and of record, free and clear of all mortgages, pledges, liens or other encumbrances.


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Mr. William R. Berkley
December 9, 2000
Page 2


Please indicate your agreement to the foregoing by signing a copy of this letter agreement in the space provided below.

Sincerely,

THE BERKLEY FAMILY LIMITED PARTNERSHIP



By:  /s/ Marjorie Berkley
     Marjorie Berkley, General Partner

Agreed to and accepted this 9th day of
December, 2000



/s/ William R. Berkley
William R. Berkley